Exhibit 99.1

Media Contact:	Rick Leach
Sr. Vice President, Marketing
A.D.A.M., Inc.
(404) 604-2757
marketing@adamcorp.com

Investor Contact:	Jody Burfening/Amy Gibbons
Lippert/Heilshorn & Associates
(212) 838-3777
investorrelations@adamcorp.com

A.D.A.M., INC. ADOPTS SHAREHOLDERS RIGHTS PLAN

Atlanta, Georgia, July 1, 2009 – A.D.A.M., Inc,. (Nasdaq: ADAM) announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to ensure the Company’s shareholders receive fair and equal treatment in the event an unsolicited attempt is made to acquire the Company. The Shareholder Rights Plan, which was not adopted in response to any known proposal to acquire control of the Company, is designed to enhance A.D.A.M.’s ability to negotiate with any prospective acquiror and to deter unilateral actions by hostile acquirors that could deprive the Company’s Board of Directors and shareholders of their ability to determine the destiny of the Company and obtain the highest price for shareholders’ common stock. A.D.A.M.’s shareholder rights plan is similar to plans adopted by many other publicly traded companies.

Under the Shareholder Rights Plan, shareholders of record at the close of business on July 31, 2009 will receive one share purchase right for each share of A.D.A.M. common stock held on that date. The Rights, which will initially trade with the Company’s common stock, represent the right to purchase one one-thousandth of a share of Series B Preferred Stock at $12.00 per Right that becomes exercisable when a person or group acquires 15% or more of A.D.A.M.’s common stock without prior Board of Directors approval. In that event, the Rights permit A.D.A.M. shareholders, other than the acquiror, to purchase A.D.A.M. common stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of A.D.A.M. common stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.01 each by action of A.D.A.M.’s Board of Directors.

The Rights expire on June 29, 2019. The Shareholder Rights Plan includes a requirement that a committee of independent directors evaluate the Shareholder Rights Plan at least every three years. The Rights distribution will not be taxable to shareholders and will be payable to shareholders of record on July 31, 2009.

Kevin Noland, A.D.A.M.’s president and chief executive officer commented, “We are committed to the best interest of our shareholders, and in light of the volatility in the current stock markets, we believe that it is both necessary and appropriate to take measures to protect all of our shareholders from potential actions that could deprive our shareholders of realizing the full and fair value of their investment.”

Additional information regarding the Shareholder Rights Plan and the Rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company intends to file with the Securities and Exchange Commission. These filings will be available on the SEC’s website at www.sec.gov. In addition, the Company will make available to its shareholders a “Summary of the Rights” that will describe the material terms of the plan.

About A.D.A.M., Inc.

A.D.A.M. (Nasdaq: ADAM) is a leading provider of health information and benefits technology solutions to healthcare organizations, employers, consumers, and educational institutions. A.D.A.M.’s portfolio of products includes its award-winning Multimedia Encyclopedia and Benergy®, the leading benefits communication and healthcare decision support platform for small and mid-sized employers. A.D.A.M. content and technology solutions help consumers better understand their health, wellness and benefits, while helping healthcare organizations and employers reduce the costs of healthcare and benefits administration. For more information, visit http://www.adam.com or call 1-800-755-ADAM.

A.D.A.M. Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company’s health information, regulatory changes in laws and regulations that impact how the company conducts its business and the other factors described in A.D.A.M.’s filings with the SEC. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

# # #